Filed Pursuant to Rule 433

Registration Statement No. 333-171038

January 5, 2011

Republic of the Philippines

(Peso)54,770,000,000 6.25% PHP Global Bonds due 2036

Final Term Sheet

Issuer	Republic of the Philippines

Issue currency	PHP

Amount issued	(Peso) 54,770,000,000

Security type	Senior Unsecured Bonds

Interest	6.25% per annum payable semi-annually in arrears in US dollars, calculated as described in “Conversion of the Payment Amounts” below.

Interest Payment dates	July 14 and January 14

Maturity date	January 14, 2036

Conversion of the Payment Amounts	All amounts due in respect of principal and interest will be paid in US dollars, calculated by the Calculation Agent (as defined in the preliminary prospectus supplement) by exchanging the Philippine peso amounts into US dollars at the Average Representative Market Rate (as defined in the preliminary prospectus supplement) on the applicable Rate Calculation Date (as defined in the preliminary prospectus supplement).

CUSIP	718286 BM8

Public Offering Price	100%. The Public Offering Price will be payable in US dollars based on an exchange rate of (Peso) 43.777 per US$1.00.

Proceeds before expenses	US$1,250,488,041.66

Settlement date	January 14, 2011

Re-offer yield	6.25%

Denominations	(Peso) 10M/1M

Day count	30/360

Joint Global Coordinators	Citigroup Global Markets Inc. and The Hongkong and Shanghai Banking Corporation Limited

Joint Lead Managers and Joint Bookrunners	Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., The Hongkong and Shanghai Banking Corporation Limited, J.P. Morgan Securities LLC and UBS AG, Hong Kong Branch

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citi toll-free at 1-877-858-5407 or Credit Suisse toll-free at 1-800-221-1037 or Deutsche Bank toll-free at 1-800-5030-4611 or HSBC toll-free at 1-866-811-8049 or J.P. Morgan toll-free at 1-866-846-2874 or UBS AG toll-free at 1-877-827-6444 ext 561-3884.

The prospectus can be accessed through the following link:

http://www.sec.gov/Archives/edgar/data/1030717/000119312511001657/d424b3.htm